Exhibit 99.1
NEWS RELEASE
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION REPORTS 2024 SECOND QUARTER RESULTS

Second Quarter Highlights

Highlights for the second quarter of 2024 include:
•Increases in net income and diluted earnings per share of 25.3% and 25.7%, respectively, over second quarter of 2023;
•An increase in tangible book value per share of $2.71 (16.5%) over the second quarter of 2023;
•Net growth in core deposits of $53.3 million (or 4.8% annualized) from March 31, 2024;
•Net growth in loans of $11.9 million (or 1.2% annualized) from March 31, 2024; and
•The payment of a 24 cent per share dividend on common stock on May 13, 2024.

GRAND RAPIDS, Mich., July 25, 2024 - Independent Bank Corporation (NASDAQ: IBCP) reported second quarter 2024 net income of $18.5 million, or $0.88 per diluted share, versus net income of $14.8 million, or $0.70 per diluted share, in the prior-year period.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “I am proud of our team and very pleased with our second quarter 2024 results, driving organic growth on both sides of the balance sheet. Overall loans increased 1.2% (annualized), despite a higher-than-normal level of commercial payoffs and paydowns, while core deposits are up 4.8% (annualized). We were able to generate net interest margin expansion, increasing to 3.40% from 3.30% on a linked quarter basis and net interest income growth on both a linked quarter basis and on a year over year quarterly basis. We believe that our expenses continue to be well managed, and we continue to see improved operational scale from strategic investments we have made in recent years. Our credit metrics continue to be excellent, with watch credits and non-performing assets near historic lows. These fundamentals drove good growth in both our earnings per share (26%) and tangible book value per share (16%) compared to the prior year quarter. Based on a robust commercial loan pipeline, the past record of our core group of professionals and the on-going strategic initiative to add talented bankers to our team, we are optimistic about continuing these growth trends for the second half of the year and into 2025.”

Significant items impacting comparable second quarter 2024 and 2023 results include the following:
•Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of  $0.9 million ($0.03 per diluted share, after taxes) for the three-month period ended June 30, 2024, as compared to $2.4 million ($0.09 per diluted share, after taxes) for the three-months ended June 30, 2023.
•The provision for credit losses was an expense of $0.02 million ($0.00 per diluted share, after taxes) in the second quarter ended June 30, 2024, as compared to an expense of $3.3 million ($0.12 per diluted share, after taxes) in the second quarter ended June 30, 2023.

•Gain on equity securities at fair value of $2.7 million ($0.10 per diluted share, after tax) in the second quarter ended June 30, 2024, attributable to the exchange of our Visa Class B-1 common stock. No gain or loss on equity securities at fair value was recorded for the second quarter of 2023.

Operating Results
The Company’s net interest income totaled $41.3 million during the second quarter of 2024, an increase of $3.0 million, or 7.8% from the year-ago period, and an increase of $1.1 million, or 2.9%, from the first quarter of 2024. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.40% during the second quarter of 2024, compared to 3.24% in the year-ago period, and 3.30% in the first quarter of 2024. The year-over-year quarterly increase in net interest income was due to an increase in average interest-earning assets and the net interest margin. The increase in net interest income compared to the linked quarter was due to an increase in the net interest margin that was partially offset by a decrease in average interest earning assets. Average interest-earning assets were $4.89 billion in the second quarter of 2024, compared to $4.76 billion in the year ago quarter and $4.91 billion in the first quarter of 2024.
Non-interest income totaled $15.2 million for the second quarter of 2024, compared to $15.4 million in the comparable prior year period. This change was primarily due to variances in mortgage banking related revenues and gain on equity securities at fair value.
Gain on equity securities at fair value totaled $2.7 million during the second quarter of 2024. This gain is the consequence of the exchange of our shares of Visa Class B-1 common stock on May 6, 2024 into a combination of Visa Class C common stock and Visa Class B-2 common stock. With the completion of this exchange, we were able to record the fair value of the Visa Class C common stock through income (as it is convertible into publicly traded Visa Class A common stock) while the Visa Class B-2 common stock continues to be carried at zero.
Net gains on mortgage loans in the second quarters of 2024 and 2023, were approximately $1.3 million and $2.1 million, respectively. The comparative quarterly decrease in net gains on mortgage loans was primarily due to an decrease in both gain on sale margin on mortgage loans sold and a decrease in the volume of mortgage loans sold.
Mortgage loan servicing, net, generated income of $2.1 million and $3.7 million in the second quarters of 2024 and 2023, respectively. The significant variance in mortgage loan servicing, net is primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in interest rates and the associated expected future prepayment levels and expected float rates. Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended		Six months ended
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$2,214	$2,193	$4,433	$4,415
Fair value change due to price	911	2,443	2,176	1,808
Fair value change due to pay-downs	(1,034)	(962)	(1,793)	(1,823)
Total	$2,091	$3,674	$4,816	$4,400
Non-interest expenses totaled $33.3 million in the second quarter of 2024, compared to $32.2 million in the year-ago period.

The Company recorded income tax expense of $4.6 million in the second quarter of 2024. This compares to an income tax expense of $3.4 million in the second quarter of 2023. The changes in income tax expense principally reflect changes in pre-tax earnings in 2024 relative to 2023.
Asset Quality
A breakdown of non-performing loans by loan type is as follows:

	6/30/2024	12/31/2023	6/30/2023
Loan Type	(Dollars in thousands)
Commercial	$312	$28	$33
Mortgage	4,819	6,425	6,149
Installment	843	970	694
Sub total	5,974	7,423	6,876
Less - government guaranteed loans	1,489	2,191	2,882
Total non-performing loans	$4,485	$5,232	$3,994
Ratio of non-performing loans to total portfolio loans	0.12%	0.14%	0.11%
Ratio of non-performing assets to total assets	0.10%	0.11%	0.09%
Ratio of allowance for credit losses to total non-performing loans	1253.98%	1044.69%	1351.13%
The provision for credit losses was an expense of $0.02 million and $3.32 million in the second quarters of 2024 and 2023, respectively. The quarterly change in the provision for credit losses in 2024 compared to 2023, is the result of a decrease in net newly allocated losses in the commercial loan portfolio primarily driven by a large specific reserve in the prior year as well as a decrease in loan growth and a decrease in the adjustment to allocations based on subjective factors. We recorded loan net charge offs (recoveries) of $0.09 million and $(0.10) million in the second quarters of 2024 and 2023, respectively. At June 30, 2024, the allowance for credit losses for loans totaled $56.2 million, or 1.46% of total portfolio loans compared to $54.7 million, or 1.44% of total portfolio loans at December 31, 2023.
Balance Sheet, Capital and Liquidity
Total assets were $5.28 billion at June 30, 2024, a increase of $13.8 million from December 31, 2023. Loans, excluding loans held for sale, were $3.85 billion at June 30, 2024, compared to $3.79 billion at December 31, 2023.  Deposits totaled $4.61 billion at June 30, 2024, a decrease of $8.6 million from December 31, 2023. This decrease is primarily due to decreases in non-interest bearing and brokered time deposits that were partially offset by growth in savings and interest-bearing checking, reciprocal, and time deposits.
Cash and cash equivalents totaled $214.3 million at June 30, 2024, versus $169.8 million at December 31, 2023. Securities available for sale (“AFS”) totaled $592.0 million at June 30, 2024, versus $679.4 million at December 31, 2023.

Total shareholders’ equity was $430.5 million at June 30, 2024, or 8.16% of total assets compared to $404.4 million or 7.68% at December 31, 2023. Tangible common equity totaled $400.4 million at June 30, 2024, or $19.16 per share compared to $374.1 million or $17.96 per share at December 31, 2023. The increase in shareholder equity as well as tangible common equity are primarily the result of earnings retention.

The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	6/30/2024	12/31/2023	Well Capitalized Minimum

Tier 1 capital to average total assets	9.34%	8.80%	5.00%
Tier 1 common equity to risk-weighted assets	11.70%	11.21%	6.50%
Tier 1 capital to risk-weighted assets	11.70%	11.21%	8.00%
Total capital to risk-weighted assets	12.95%	12.46%	10.00%

At June 30, 2024, in addition to liquidity available from our normal operating, funding, and investing activities, we had unused credit lines with the FHLB and FRB of approximately $1.00 billion and $438.5 million, respectively. We also had approximately $787.4 million in fair value of unpledged securities AFS and HTM at June 30, 2024 which could be pledged for an estimated additional borrowing capacity at the FHLB and FRB of approximately $732.5 million.
Share Repurchase Plan
On December 19, 2023, the Board of Directors of the Company authorized the 2024 share repurchase plan. Under the terms of the 2024 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2024. The Company did not repurchase any shares of common stock during the first six months of 2024.
Earnings Conference Call
Brad Kessel, President and CEO, Gavin Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, July 25, 2024.
To participate in the live conference call, please dial 1-833-470-1428 (Access Code # 459632). Also, the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://events.q4inc.com/attendee/697238975.
A playback of the call can be accessed by dialing 1-866-813-9403 (Access Code # 287261). The replay will be available through August 1, 2024.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $5.3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, consumer banking, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com.
Forward-Looking Statements
This presentation contains forward-looking statements, which are any statements or information that are not historical facts. These forward-looking statements include statements about our anticipated future revenue and expenses and our future plans and prospects.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. For example, deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding to us, lead to a tightening of credit, and increase stock price volatility. Our results could also be adversely affected by changes in interest rates; increases in unemployment rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of our investment securities; legal and regulatory developments; changes in customer behavior and preferences; breaches in data security; and management’s ability to effectively manage the multitude of risks facing our business. Key risk factors that could affect our future results are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2023 and the other reports we file with the SEC, including under the heading “Risk Factors.” Investors should not place undue reliance on forward-looking statements as a prediction of our future results.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2024	December 31, 2023
	(Unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$54,910	$68,208
Interest bearing deposits	159,438	101,573
Cash and Cash Equivalents	214,348	169,781
Equity securities at fair value	872	—
Securities available for sale	591,974	679,350
Securities held to maturity (fair value of $305,654 at June 30, 2024 and $318,606 at December 31, 2023)	344,220	353,988
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	16,099	16,821
Loans held for sale, carried at fair value	15,935	12,063
Loans
Commercial	1,732,353	1,679,731
Mortgage	1,501,377	1,485,872
Installment	618,159	625,298
Total Loans	3,851,889	3,790,901
Allowance for credit losses	(56,241)	(54,658)
Net Loans	3,795,648	3,736,243
Other real estate and repossessed assets, net	945	569
Property and equipment, net	35,041	35,523
Bank-owned life insurance	53,821	54,341
Capitalized mortgage loan servicing rights, carried at fair value	44,406	42,243
Other intangibles	1,746	2,004
Goodwill	28,300	28,300
Accrued income and other assets	134,145	132,500
Total Assets	$5,277,500	$5,263,726

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,049,625	$1,076,093
Savings and interest-bearing checking	1,926,065	1,905,701
Reciprocal	925,828	832,020
Time	585,561	524,325
Brokered time	127,249	284,740
Total Deposits	4,614,328	4,622,879
Other borrowings	50,012	50,026
Subordinated debt	39,548	39,510
Subordinated debentures	39,762	39,728
Accrued expenses and other liabilities	103,391	107,134
Total Liabilities	4,847,041	4,859,277

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 20,899,358 shares at June 30, 2024 and 20,835,633 shares at December 31, 2023	317,676	317,483
Retained earnings	183,611	159,108
Accumulated other comprehensive loss	(70,828)	(72,142)
Total Shareholders’ Equity	430,459	404,449
Total Liabilities and Shareholders’ Equity	$5,277,500	$5,263,726

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30,
				2024	2023
	(Unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$56,786	$55,043	$47,679	$111,829	$91,973
Interest on securities
Taxable	4,713	5,251	5,919	9,964	11,803
Tax-exempt	3,400	3,391	3,283	6,791	6,366
Other investments	1,439	1,441	1,067	2,880	1,742
Total Interest Income	66,338	65,126	57,948	131,464	111,884
Interest Expense
Deposits	22,876	22,810	17,461	45,686	31,221
Other borrowings and subordinated debt and debentures	2,116	2,119	2,137	4,235	3,872
Total Interest Expense	24,992	24,929	19,598	49,921	35,093
Net Interest Income	41,346	40,197	38,350	81,543	76,791
Provision for credit losses	19	744	3,317	763	5,477
Net Interest Income After Provision for Credit Losses	41,327	39,453	35,033	80,780	71,314
Non-interest Income
Interchange income	3,401	3,151	3,355	6,552	6,560
Service charges on deposit accounts	2,937	2,872	3,134	5,809	5,991
Net gains (losses) on assets
Mortgage loans	1,333	1,364	2,120	2,697	3,376
Equity securities at fair value	2,693	—	—	2,693	—
Securities available for sale	—	(269)	—	(269)	(222)
Mortgage loan servicing, net	2,091	2,725	3,674	4,816	4,400
Other	2,717	2,718	3,134	5,435	5,863
Total Non-interest Income	15,172	12,561	15,417	27,733	25,968
Non-interest Expense
Compensation and employee benefits	21,251	20,770	20,602	42,021	39,941
Data processing	3,257	3,255	2,891	6,512	5,882
Occupancy, net	1,886	2,074	1,845	3,960	4,004
Interchange expense	1,127	1,097	1,054	2,224	2,103
Furniture, fixtures and equipment	948	954	929	1,902	1,855
FDIC deposit insurance	695	782	749	1,477	1,532
Advertising	788	491	431	1,279	926
Loan and collection	699	512	620	1,211	1,198
Communications	499	615	635	1,114	1,303
Legal and professional	544	486	473	1,030	1,080
Costs (recoveries) related to unfunded lending commitments	(137)	(652)	100	(789)	(375)
Other	1,776	1,809	1,919	3,585	3,756
Total Non-interest Expense	33,333	32,193	32,248	65,526	63,205
Income Before Income Tax	23,166	19,821	18,202	42,987	34,077
Income tax expense	4,638	3,830	3,412	8,468	6,296
Net Income	$18,528	$15,991	$14,790	$34,519	$27,781
Net Income Per Common Share
Basic	$0.89	$0.77	$0.70	$1.65	$1.32
Diluted	$0.88	$0.76	$0.70	$1.64	$1.31

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$41,346	$40,197	$40,111	$39,427	$38,350
Provision for credit losses	19	744	(617)	1,350	3,317
Non-interest income	15,172	12,561	9,097	15,611	15,417
Non-interest expense	33,333	32,193	31,878	32,036	32,248
Income before income tax	23,166	19,821	17,947	21,652	18,202
Income tax expense	4,638	3,830	4,204	4,109	3,412
Net income	$18,528	$15,991	$13,743	$17,543	$14,790

Basic earnings per share	$0.89	$0.77	$0.66	$0.84	$0.70
Diluted earnings per share	0.88	0.76	0.65	0.83	0.70
Cash dividend per share	0.24	0.24	0.23	0.23	0.23

Average shares outstanding	20,901,741	20,877,067	20,840,680	20,922,431	21,040,349
Average diluted shares outstanding	21,105,387	21,079,607	21,049,030	21,114,445	21,222,535

Performance Ratios
Return on average assets	1.44%	1.24%	1.04%	1.34%	1.18%
Return on average equity	17.98	15.95	14.36	18.68	16.29
Efficiency ratio (1)	61.49	60.26	64.27	57.52	59.26

As a Percent of Average Interest-Earning Assets (1)
Interest income	5.45%	5.34%	5.29%	5.10%	4.89%
Interest expense	2.05	2.04	2.03	1.87	1.65
Net interest income	3.40	3.30	3.26	3.23	3.24

Average Balances
Loans	$3,849,199	$3,810,526	$3,764,752	$3,694,534	$3,567,920
Securities	944,435	999,140	1,027,240	1,071,211	1,111,670
Total earning assets	4,893,367	4,910,669	4,928,697	4,892,208	4,763,295
Total assets	5,181,317	5,201,452	5,233,666	5,192,114	5,044,746
Deposits	4,531,917	4,561,645	4,612,797	4,577,796	4,447,843
Interest bearing liabilities	3,611,972	3,627,446	3,635,771	3,554,179	3,415,621
Shareholders' equity	414,549	403,225	379,614	372,667	364,143
(1)Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data (continued)

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(unaudited)
	(Dollars in thousands except per share data)
End of Period
Capital
Tangible common equity ratio	7.63%	7.41%	7.15%	6.67%	6.75%
Tangible common equity ratio excluding accumulated other comprehensive loss	8.76	8.57	8.31	8.20	8.09
Average equity to average assets	8.00	7.75	7.25	7.18	7.22
Total capital to risk-weighted assets (2)	14.21	13.85	13.71	13.58	13.66
Tier 1 capital to risk-weighted assets (2)	12.01	11.65	11.50	11.37	11.42
Common equity tier 1 capital to risk-weighted assets (2)	11.09	10.73	10.58	10.44	10.46
Tier 1 capital to average assets (2)	9.59	9.29	9.03	8.94	8.97
Common shareholders' equity per share of common stock	$20.60	$19.88	$19.41	$17.99	$17.91
Tangible common equity per share of common stock	19.16	18.44	17.96	16.53	16.45
Total shares outstanding	20,899,358	20,903,677	20,835,633	20,850,455	20,943,694

Selected Balances
Loans	$3,851,889	$3,839,965	$3,790,901	$3,741,486	$3,631,114
Securities	936,194	963,577	1,033,338	1,043,540	1,092,703
Total earning assets	4,979,555	4,949,496	4,954,696	4,884,720	4,830,185
Total assets	5,277,500	5,231,255	5,263,726	5,200,018	5,135,564
Deposits	4,614,328	4,582,414	4,622,879	4,585,612	4,487,636
Interest bearing liabilities	3,694,025	3,677,060	3,676,050	3,573,187	3,501,280
Shareholders' equity	430,459	415,570	404,449	374,998	375,162
(2)June 30, 2024 are Preliminary.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation
Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$41,346	$38,350	$81,543	$76,791
Add: taxable equivalent adjustment	175	232	355	520
Net interest income - taxable equivalent	$41,521	$38,582	$81,898	$77,311
Net interest margin (GAAP) (1)	3.39%	3.23%	3.33%	3.26%
Net interest margin (FTE) (1)	3.40%	3.24%	3.35%	3.28%
(1)Annualized.

Tangible Common Equity Ratio

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Dollars in thousands)
Common shareholders' equity	$430,459	$415,570	$404,449	$374,998	$375,162
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	1,746	1,875	2,004	2,141	2,278
Tangible common equity	400,413	385,395	374,145	344,557	344,584
Addition:
Accumulated other comprehensive loss for regulatory purposes	65,030	65,831	66,344	86,507	74,712
Tangible common equity excluding other comprehensive loss adjustments	$465,443	$451,226	$440,489	$431,064	$419,296

Total assets	$5,277,500	$5,231,255	$5,263,726	$5,200,018	$5,135,564
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	1,746	1,875	2,004	2,141	2,278
Tangible assets	5,247,454	5,201,080	5,233,422	5,169,577	5,104,986
Addition:
Net unrealized losses on available for sale securities and derivatives, net of tax	65,030	65,831	66,344	86,507	74,712
Tangible assets excluding other comprehensive loss adjustments	$5,312,484	$5,266,911	$5,299,766	$5,256,084	$5,179,698

Common equity ratio	8.16%	7.94%	7.68%	7.21%	7.31%
Tangible common equity ratio	7.63%	7.41%	7.15%	6.67%	6.75%
Tangible common equity ratio excluding other comprehensive loss	8.76%	8.57%	8.31%	8.20%	8.09%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$430,459	$415,570	$404,449	$374,998	$375,162
Tangible common equity	$400,413	$385,395	$374,145	$344,557	$344,584
Shares of common stock outstanding (in thousands)	20,899	20,904	20,836	20,850	20,944

Common shareholders' equity per share of common stock	$20.60	$19.88	$19.41	$17.99	$17.91
Tangible common equity per share of common stock	$19.16	$18.44	$17.96	$16.53	$16.45
The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.